Oportun Completes $223 Million Asset Backed Securitization

SAN CARLOS, Calif., August 29, 2024 – Oportun (Nasdaq: OPRT), a mission-driven fintech, today announced the issuance of $223.25 million of fixed rate asset-backed notes secured by a pool of unsecured and secured installment loans.

The offering included four classes of fixed rate notes: Class A, Class B, Class C, and Class D. KBRA rated all classes of notes, assigning ratings of AA-, A-, BBB-, and BB-, respectively. Jefferies served as the sole structuring agent and sole bookrunner while Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, and Morgan Stanley & Co. LLC served as co-managers.

The weighted average coupon on the transaction was 8.07%. The Class A notes were priced with a coupon of 5.86% per annum; the Class B notes were priced with a coupon of 5.83% per annum; the Class C notes were priced with a coupon of 6.61% per annum; and the Class D notes were priced with a coupon of 10.47% per annum.

“The significant demand for and pricing of this securitization once again reflects investor confidence in the credit quality of Oportun’s consumer loans and our business model,” said Jonathan Coblentz, Chief Financial Officer at Oportun. “Since June of last year and inclusive of this transaction, Oportun has raised over $1.8 billion in diversified financings, including whole loan sales, securitizations and warehouse agreements from fixed income investors and banks.”

For more information visit oportun.com. The notes were offered pursuant to Rule 144A under the Securities Act of 1933, as amended.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Oportun
Oportun (Nasdaq: OPRT) is a mission-driven fintech that puts its members' financial goals within reach. With intelligent borrowing, savings, and budgeting capabilities, Oportun empowers members with the confidence to build a better financial future. Since inception, Oportun has provided more than $18.7 billion in responsible and affordable credit, saved its members more than $2.4 billion in interest and fees, and helped its members save an average of more than $1,800 annually. For more information, visit Oportun.com.
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Investor Contact
Dorian Hare
(650) 590-4323
ir@oportun.com

Media Contact
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Cosmo PR for Oportun
(415) 596-1978
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